Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is derived from the historical consolidated financial statements of New You, Inc. (the “Company”) and the unaudited financial statements of ST Brands, Inc. as of and for the twelve-months ended December 31, 2020.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives effect to the acquisition as if it had occurred on December 31, 2020. The unaudited pro forma condensed combined statements of operations for the twelve-months ended December 31, 2020 give effect to the acquisition as if it had occurred on December 31, 2020.

Other than as disclosed in the notes thereto, the unaudited pro forma combined financial statements do not reflect any additional liabilities, off-balance sheet commitments or other obligations that may become payable after the date of such financial statements.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only to reflect the acquisition and do not represent what our results of operations or financial position would actually have been had the transactions occurred on the dates noted above, or project our results of operations or financial position for any future periods. The unaudited pro forma condensed combined financial statements are intended to provide information about the continuing impact of the acquisition as if it had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made.

The acquisition will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of April 30, 2021 using currently available information. Due to the fact that the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may materially differ from the pro forma amounts included herein.

The following unaudited pro forma condensed combined financial information should be read in conjunction with the Company’s consolidated financial statements and related notes. The Company’s financial statements and notes are included in our Annual Report on Form 10-K for the year ended December 31, 2020.

	New You Inc.	ST Brands	PRO FORMA ADJUSTMENTS	Tick Marks	Consolidated Totals

ASSETS
Current Assets:
Cash	69,420	-			69,420
Credit Card Receivable	1,952	-			1,952
Inventory	79,438	-			79,438
Prepaid Expenses and Other Current Assets	8,212	-			8,212
Total Current Assets	159,022	-	-		159,022

Goodwilll			7,850,388	1
			(7,850,388)	2	-
Property and Equipment, Net	20,004	-			20,004
Operating Lease Right of Use Asset, Net	42,380	-			42,380

TOTAL ASSETS	221,407	-	-		221,407

LIABILITIES AND STOCKHOLDERS’ DEFICIT
LIABILITIES
Current Liabilities:
Accounts Payable and Other Accrued Expenses	357,563	-			357,563
Accounts Payable to Related Parties	30,625	388			31,013
Deferred Rent	37,602	-			37,602
Notes Payable	338,958	-			338,958
Convertible Notes Payable	281,000	-			281,000
Debt Discount	(177,798)	-			(177,798)
Derivative Liability	1,176,087	-			1,176,087
Operating Lease Liability, Current	44,679	-			44,679
Related Party Debt	573,659	-			573,659
Total Current Liabilities	2,662,375	388	-		2,662,763

Noncurrent Liabilities
Obligations to Purchase ST Brands	-		7,850,000	1	7,850,000
	-	-	7,850,000		7,850,000

TOTAL LIABILITIES	2,662,375	388	7,850,000		10,512,763

STOCKHOLDERS’ DEFICIT
Common stock at $0.00001 par value: 1,400,000,000 shares authorized as of December 31, 2020; 39,523,051 shares issued as of December 31, 2020	395	-			395
Additional Paid-in Capital	4,588,357	10	(10)	1	4,588,357

Accumulated Deficit	(7,029,720)	(398)	(7,849,990)	1&2	(14,880,108)
TOTAL STOCKHOLDERS’ DEFICIT	(2,440,968)	(388)	(7,850,000)		(10,291,356)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	221,407	-	-		221,407

1 On April 30, 2021, New You Inc. agreed to purchase ST Brands. New You Inc purchased ST Brands by issuing stock of New You Inc that had a fair market value of $7,850,388 at the time of the transaction. Since the purchase of ST Brands is contingent upon performance of certain actions in the future, a corresponding liability has been made to offset the Investment. As a result of this transaction, Goodwill of $7,850,388 with an offset to liability is recorded.

2 Upon merger, the company recorded an impairment charge against goodwill given that ST Brands has no current operations.

	For The Twelve Months Ended
	December 31,
	New You Inc	ST Brands	Total
	2020	2020	2020

Revenue	$2,008,493	-	2,008,493

Cost of Goods Sold	310,940	-	310,940

Gross Profit	1,697,552	-	1,697,552

Selling, General and Administrative Expenses
Commission Expense	537,927	-	537,927
Stock Based Compensation	2,736,515	-	2,736,515
Other	1,521,954	50	1,522,004
Total Selling, General and Administrative Expenses	4,796,396	50	4,796,446

(Loss) Income from Operations	(3,098,843)	(50)	(3,098,893)

Interest Expense	701,589	-	701,589
Change in fair value of derivative	1,108,984	-	1,108,984
Net (Loss) Income before Income Tax Expense	(4,909,416)	(50)	(4,909,466)

Income Tax Expense	-		-

Net (Loss) Income	$(4,909,416)	(50)	(4,909,466)

Net (Loss) Income Per Common Share
- Basic and Diluted	$(0.16)	-	(0.16)

Weighted Average Common Shares Outstanding
- Basic and Diluted	31,670,792	-	31,670,792